SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 20, 2006
PARKER DRILLING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-7573	73-0618660
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
1401 Enclave Parkway, Suite 600
Houston, Texas 77077
(Address of principal executive offices, including zip code)
(281) 406-2000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On February 20, 2006, the members of the Registrant’s Compensation Committee, pursuant to authorization from the Board of Directors, unanimously approved the 2005 Incentive Compensation Performance bonuses (“ICP”) for the Registrant’s named executive officers after (i) reviewing management’s calculation of the proposed ICP payout based on factors of EBITDA, stock price, safety, net income, debt reduction, G&A expenses, inventories, and days’ sales outstanding, (ii) reviewing the report of Pearl, Meyer & Partners, compensation consultants, which included their recommendations regarding the 2005 ICP payout based on peer companies and other relevant factors, (iii) determining that the 2005 ICP payout was 3.5% of EBITDA, which was below the median level of payout for peer companies of 4.4% of EBITDA, (iv) reviewing the performance of the Registrant in 2005, including the fact that the Registrant had exceeded the financial goals established by management, and (v) considering other factors deemed relevant by the Committee. The following table sets forth the bonuses approved for the named executive officers, currently employed by the Registrant, for the years 2004 and 2005:

NAME AND POSITION	YEAR	BONUS

Robert L. Parker Jr.	2005	$1,077,874
President & Chief Executive Officer	2004	$200,000

Robert L. Parker Sr.	2005	$0
Chairman & Director	2004	$0

David C. Mannon	2005	$487,575
Senior Vice President & Chief Operating Officer	2004	$0

Denis Graham	2005	$230,452
Vice President of Engineering	2004	$45,000

Ronald C. Potter	2005	$213,053
Vice President & General Counsel	2004	$26,000
     The Registrant intends to provide additional information regarding the compensation awarded to the named executive officers in respect of the year ended December 31, 2005, in the Registrant’s proxy statement for the 2006 annual meeting of stockholders, which is expected to be filed with the Securities and Exchange Commission in March 2006.

S I G N A T U R E
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKER DRILLING COMPANY
Dated: February 24, 2006	By:	/s/ Ronald C. Potter
Ronald C. Potter
Vice President & General Counsel